CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 30, 2019 with respect to the financial statements and financial highlights of Vivaldi Opportunities Fund for the year ended March 31, 2019, which is incorporated by reference in this Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Other Service Providers”, “Financial Highlights” and “Representations and Warranties”.

/s/ Grant Thornton LLP

Chicago, Illinois

April 28, 2020